EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 20th day of May, 2008, by and between Pacific Coast National Bancorp (the "Company"), Pacific Coast National Bank (the "Bank") (the Company and the Bank are hereinafter referred to collectively as "Employer") and Michael Stephen Hahn, a resident of Orange County, California ("Executive") (the signatories to this Agreement will be referred to jointly as the "Parties").

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of the Company; and

WHEREAS, The Company has agreed to employ Executive, and Executive has agreed to be employed by the Company, subject to and on the terms and conditions set forth herein; and

WHEREAS, The Bank has agreed to employ Executive, and Executive has agreed to be employed by the Bank, subject to and on the terms and conditions set forth herein; and

WHEREAS, Employer and Executive have read and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer agree as follows:

1.           Term. Subject to extensions as noted herein, the term of this Agreement (the "Term") shall commence on May 16, 2008 ("Effective Date") and shall continue in effect through May 15, 2013, unless terminated pursuant to Section 4 (the "Initial Term"). At the end of the Initial Term, the Agreement shall automatically renew for successive one-year terms, unless Employer provides written notice to Executive within ninety (90) days prior to the expiration of the then current term.

2           Duties and Authority.

(a)           During the Term, Executive shall serve as Employers' President and Chief Executive Officer. Executive shall perform in a professional manner the authorized and customary duties for the positions and such other reasonable duties and responsibilities as the respective Board of Directors of Employer (the "Boards") may assign to Executive from time to time, in writing, which duties shall include, but not be limited to the following:

(i)           Executive shall oversee the daily operation of Employer and all subsidiary activities related to and controlled by Employer;

(ii)           Executive shall carry out and implement all proper directions and instructions of the Boards that conform with reasonable and sound banking practices;

(iii)           Executive shall use his best efforts to operate the Bank so as to meet the growth and financial projections and budgets established and approved by the Boards, assuming such projections and budgets shall be reasonable and realistically attainable under the conditions which then exist both in the Bank and local and national financial markets; and

(iv)           Executive shall use his best efforts to avoid any action that might materially damage, harm or discredit the reputation of Employer, their shareholders, or the Boards.

(b)           Notwithstanding the provisions of Section (a), the duties and responsibilities of Executive may be changed and modified from time to time by the Boards at their discretion provided Executive is not demoted in any way or made to work under conditions that are materially different than originally anticipated. Upon changes and modifications to Executive's duties and responsibilities, Executive's employment with Employer shall continue to be governed by the terms of this Agreement.

(c)           During the Term, Executive shall devote Executive's best efforts and entire productive time, ability and attention to the business operations of Employer, and shall not, without the written consent of Employer, directly or indirectly, alone or as a partner, officer, director, stockholder, Executive, or consultant of any other person, entity, association, agency, organization, or institution, engage in any other business or profession which would necessitate Executive's giving any portion of his time and effort to such activity. Executive shall at all times faithfully, with diligence and to the best of Executive's ability, experience, and talent, perform all the duties that may be required of and from Executive pursuant to the express and implicit terms hereof to the reasonable satisfaction of Employer.

(d)           Executive shall become informed to the best of his ability of current developments in the banking industry applicable to Employer and shall attend such banking seminars and schools as he or Employer deems appropriate to keep apprised of laws, regulations, policies and procedures that affect Employer and their operations. Executive shall serve as a voting member for the Board of Directors for Employer. Executive shall serve on such committees of Employer as the Boards may determine from time to time. Executive shall at all times be subject to the direction and control of the Boards, and all acts of Executive in the performance of his duties hereunder shall be carried out in conformity with the policies, directions and limitations as from time to time established by the Boards. Executive shall not be required to change his domicile from Orange County, California in connection with the performance of his duties hereunder. Executive shall not be required to engage in any activities or exercise any powers or authority that has the effect of violating any federal, state or local laws or regulations.

3.           Compensation and Benefits. All payments of compensation to Executive shall be payable in accordance with Bank's ordinary payroll and other policies and procedures.

(a)           Base Salary. During the Term, the Bank shall pay Executive, at a minimum, a base salary of $190,000.00 per full calendar year ("Base Salary"), appropriately prorated for partial months at the commencement and end of the Term. The Bank shall review the amount of such Base Salary no less often than annually on the annual anniversary date of said contract. The first salary review will be effective May 16, 2009 and annually thereafter. Any salary adjustment shall be based on: (i) Executive's performance since Executive's last review; (ii) the performance and profitability of the Bank; and (iii) the Bank's salary policy effective at the time of any such salary review and adjustment. The Bank shall have the right to deduct from any payment of all compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

(b)           Annual Cash Incentive Compensation. Executive, if employed on the last day of the calendar year for which any bonus as determined by the Boards is being awarded, shall be eligible for performance-based annual cash, options and/or stock awards as determined by the Boards in accordance with a mutually agreed upon incentive compensation plan (the "Plan") with goals and objectives established by the Boards in January of each calendar year that this Agreement is in effect. The Plan must be approved and presented to Executive no later than November 30th of each calendar year beginning November 30, 2008 and shall provide benefits of not less than 15% of the Base Salary.

(c)           Participation in Executive Benefit Programs. Executive shall be entitled to participate in any benefit programs applicable to all Executives of Employer or to executive Executives of Employer in accordance with Employer policy and the provisions of said benefit plans. This Agreement, which provides certain additional benefits, does not preclude Executive's participation in such other plans of Employer.

(d)           Term Life Insurance The Bank shall maintain Executive's current term insurance policy with the death benefit in the amount of $1,500,000. The executive's estate shall be named the beneficiary of $1,000,000 of the death benefit and Pacific Coast National Bancorp will be the beneficiary of the remaining $500,000.

(e)           Disability Insurance: The Bank shall purchase and maintain a long-term disability policy on behalf of Executive. This policy should replace at least half of Executive's salary up to a specific maximum benefit of $8,500 per month through age 65.

(f)           Medical Insurance: The Bank shall provide Executive a medical benefits credit in the amount designated under the Bank's HR policy to be used specifically for medical insurance benefits for both Executive and his spouse. Executive must choose a medical plan from the available choices under the Bank's approved Group Heath Plan.

(g)           Leased/Purchased Vehicle or Auto Allowance. Bank shall purchase, lease, or reimburse Executive, in the maximum amount of $800.00 per month, for leasing a vehicle for Executive's transportation to and from the offices of Employer and for use in engaging in activities in the name of or for the benefit of Employer. Executive shall have the option to replace said vehicle every two years beginning as of February 01, 2009. If Executive chooses, he may have the option to purchase his own vehicle and receive an auto allowance in the amount of $800.00. The Bank shall pay or reimburse Executive 90% for gas, insurance costs, and repairs associated with the Executives vehicle. If the vehicle is leased by the bank, the bank shall reimburse Executive 90% for gas. Insurance cost and repairs shall be the responsibility of the bank.

(h)           Club Membership. When deemed appropriate by the Bank's Nomination and Governance Committee, the Bank shall pay, or reimburse Executive, for all membership fees and monthly membership dues on behalf of Executive and his immediate family at a club deemed beneficial to the Bank's presence in the local community. Club membership must be approved annually by the Company's Nomination & Governance Committee of its Board of Directors. In addition, the Bank shall reimburse Executive for reasonable business related expenses incurred by Executive at such club.

(i)           Reimbursement of Expenses. During the Term Employer shall promptly pay all reasonable expenses incurred by Executive and spouse for all reasonable travel and other business related expenses incurred by Executive in performing his obligations under this Agreement in accordance with Employers' travel and business expense policy, such expenses to be reviewed by Employers' Boards on a periodic basis.

(j)           Compensation after Termination.

(i)           If the Term is terminated by Employer without cause, Executive shall be entitled to receive severance pay in an amount equal to one year of the Executive's Base Salary (the "Severance Payment"), payable within thirty (30) days of the end of the Term; provided, however, if the Severance Payment would cause Employer to contravene any law, regulation or policy applicable to Employer, Employer and Executive agree that the Severance Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of the Severance Payment shall be made from time to time at the earliest time permitted by law, regulation and policy. After the 30th day following the end of the Term, the outstanding Severance Payment shall, until paid, bear interest per annum at the prime lending rate as published in the Southwest Edition of The Wall

Street Journal on the 3lst day following the end of the Term. In addition to the Severance Payment, Employer shall reimburse Executive in the maximum amount of $25,000.00 for reasonable expenses incurred by Executive in relocating from Orange County, California within thirty (30) days after receiving evidence thereof.

Except as otherwise specifically provided herein, Employer shall have no other obligations hereunder or otherwise with respect to Executive's employment from and after the termination or expiration date, and Employer shall continue to have all other rights available hereunder.

(ii)           No termination under Section J shall terminate or adversely affect any rights of Executive then vested under any disability or other benefit program of Employer.

(k)           Fair and Adequate Compensation. Employer and Executive acknowledge that such compensation and the other covenants and agreements of Employer contained herein are fair and adequate compensation for Executive's services and for the covenants described below.

(l)           Allocation of Compensation. The Bank and the Company shall be jointly responsible for the consideration provided to Executive pursuant to this Section 3 subject to such allocation between the two as Employer deems appropriate.

4           Termination.

(a)           Death. If Executive dies during the Term and while in the employ of Employer, this Agreement shall automatically terminate and Employer shall pay Executive's estate an amount equal to sixty (60) days of base salary with no further obligation to Executive or his estate under this Agreement (other than death benefits payable under the benefit plans referenced in Section (b) or (d), except that Employer shall pay Executive's estate that portion of the Base Salary under Section J accrued through the date on which Executive's death occurred. Such payment of the Base Salary to Executive's estate shall be made in the same manner as other payroll obligations of Employer.

(b)           Disability.

(i)           Employer may terminate this Agreement if, during the Term, Executive shall be prevented from performing his duties hereunder by reason of becoming disabled. For purposes of this Agreement, the term "disabled" shall have the meaning set forth in Employer's long term disability plan or, if Employer has no long term disability plan in effect at the time of the Executive's disability, shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of twelve (12) months, as determined by Employer upon the advice of a qualified physician. In the event a dispute arises between Executive and the Employer concerning Executive's physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to both parties. The physician's opinion as to the Executive's capability to perform his duties will be final and binding. During any period prior to termination during which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full salary at the rate then in effect for such period until his employment terminates pursuant to this Section (b), provided that payments so made to Executive during such period shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of Employer that were not previously applied to reduce such payment.

(ii)           In the event of a termination pursuant to this Section (b), Employer shall be relieved of all its obligations under this Agreement, except that Employer shall pay to Executive, or his estate in the event of his subsequent death, Executive's Base Salary under Section 1 through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by Executive under any disability policy maintained by Employer and any death benefits payable under the benefit plans referenced in Section (b) or (d). All such payments to Executive or his estate shall be made in the same manner as other payroll obligations of Employer.

(c)           Discharge for Cause. At any time during the Term, Employer may discharge Executive for cause and terminate this Agreement by delivering to Executive a written notice of discharge. The notice of discharge shall set forth the reasons for Executive's termination for cause. For purposes of this Agreement, cause shall be defined as the occurrence of any of the following events:

(i)           The determination by the Boards in the exercise of their reasonable judgment, after consultation with their legal counsel, that Executive has committed an act or acts constituting (i) a felony or other crime, whether a felony or a misdemeanor, involving moral turpitude, dishonesty or theft, (ii) dishonesty or disloyalty with respect to Employer, or (iii) fraud;

(ii)           The determination by the Boards in the exercise of their reasonable judgment, that (i) the Executive has failed to follow the policies adopted by the Boards; (ii) that Executive has failed to meet the performance goals established in writing by the Boards in March of each calendar year this Agreement is in effect; (iii) Executive has committed a breach or violation of this Agreement; or (iv) that Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices; provided, that Executive fails to cure any of the foregoing reasons for termination within thirty (30) days after written notice to Executive by Employer specifying in reasonable detail the alleged reason for termination;

(iii)           The determination by the Boards, after consultation with their legal counsel, that Executive has engaged in gross misconduct in the course and scope of his employment with Employer including indecency, immorality, gross insubordination, dishonesty, unlawful harassment or discrimination, use of illegal drugs, or fighting; or

(iv)           In the event Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over Employer.

For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because Executive has become disabled within the meaning of Section (b). In such case termination of Executive shall be governed by the provisions of Section (b).

(d)           Discharge without Cause. At any time during the Term, Employer shall be entitled to terminate Executive's employment and this Agreement "without cause," by providing him with a written notice of termination. Any termination of this Agreement other than for cause as set forth in Section 4(c), based on the death or disability of Executive, as set forth in Sections 4(a) or 4(b) respectively, or a constructive discharge as set forth in Section 4(e) shall be deemed to be a termination without cause.

(e)           Resignation. Executive shall be entitled to terminate this Agreement by providing Employer with a written notice of resignation at least ninety (90) days prior to the intended resignation date. Upon Executive's resignation, he shall be entitled to receive any Base Salary which has been earned by him through the effective date of such resignation. In lieu of having Executive work for Employer through the effective date of the resignation, Employer may terminate this Agreement immediately; however, Employer shall still pay Executive amounts to which he would otherwise be entitled through the effective date of such resignation. Upon the effective date of Executive's resignation, Executive shall not be entitled to receive any other compensation or benefits as provided in the individual benefit plans or agreements unless approved by the bank's board of directors.

(f)           Cross Termination. Termination by either the Bank or the Company shall be deemed to be automatic termination by the other.

5.           Noncompetition by Executive During Term of Agreement. Except as otherwise provided in the Agreement, during the Term of the Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any individual representative capacity, partake or participate in any business that is the same as or similar to the business of Employer, without the express prior written authorization of Employer, which may be withheld in Employer's sole and absolute discretion.

6.           Confidentiality and Nonsolicitation. Except as required in the ordinary course of Employer's business, Executive shall hold in confidence and not disclose to any person or entity without the express prior written authorization of Employer, either during the term of the Agreement, or within one (1) year thereafter, any information, trade secrets, systems, processes or business methods, or any other matter relating to the customers or the business affairs of Employer or any companies affiliated with Employer that constitute secret or confidential information of Employer.

7.           Right to Employer Materials. Executive agrees that all documents and intangible media relating to Employer's business, including, but not limited to the following; source code, advertising literature, drawings, blueprints, notes, memorandum, specifications, devices, mechanical parts, formula, lists, materials, books, files, reports, correspondence, records and other documents ("Employer Materials") relating to the business of Employer, shall remain the property of Employer, as applicable. Employer Materials constitute trade secrets of Employer, as applicable, and shall not be disclosed to any other party except as expressly authorized by Employer, as applicable. Upon termination of employment, for any reason, all Employer Materials shall be returned immediately to Employer, as applicable, and Executive shall not make or retain any copies thereof. Executive acknowledges and agrees that any knowledge, information and materials in Executive's possession relating to the business of Employer that Executive possessed prior to his employment with Employer, shall also be deemed to constitute part of Employer Materials for purposes of this Section.

8.           Remedies. In the event that Executive violates any of the provisions set forth in Sections 6 and 7 of this Agreement, Executive acknowledges that Employer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that Employer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which Employer would be entitled.

9.           Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, if at any time Executive seeks to challenge any provision of this Agreement as unclear, unenforceable or inapplicable to any competitive activity in which Executive intends to engage, Executive shall first notify the Employer in writing and meet with a representative of the Employer and a neutral mediator (if the Employer elects to retain one, at its expense) to discuss the resolution of any disputes between the parties. Executive shall provide this notification at least fourteen (14) days before Executive engages in any activity that could foreseeably fall within the scope of any of the provisions set forth in Section 5, 6 or 7 of this Agreement. The failure to comply with this requirement shall operate as a waiver by the Executive to challenge the reasonable scope, clarity, applicability or enforceability of Section 5, 6 or 7 of this Agreement. All rights of Executive and the Employer will be preserved if the early resolution conference requirement is complied with, even in the event that no agreement is reached as a result of the conference.

10.           Arbitration.

(a)           Executive recognizes that differences may arise between him, the Employer, and the Company during or following his employment with Employer, and that those differences may or may not be related to his employment. Executive acknowledges that by entering into this Agreement, he anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure for resolving any and all disputes between himself, Employer, and Company. Notwithstanding Section 9 hereof, this Section 10 shall be governed by the Federal Arbitration Act and to the extent that it is inconsistent with California law, it will supercede California law relating to the arbitrability of any disputes.

(b)           Executive and Employer consent to the resolution by final and binding arbitration of any claim, controversy, or dispute ("claim(s)") between Executive and Employer, whether or not such claims arise out of or relate to his employment by Employer, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The claims covered by this Section include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, invasion of privacy, intentional infliction of emotional distress, assault, battery, fraud, negligence, gross negligence, negligent hiring or retention); claims of discrimination (including, but not limited to, race, gender, sexual harassment, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an Executive benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.

(c)           Executive and Employer understand that claims for workers' compensation or unemployment compensation benefits are not covered by this Agreement. Moreover, although Executive is prohibited from filing a lawsuit concerning claims covered by this Agreement, Executive understands that this Section shall not prohibit him from filing a charge or complaint with any governmental agency. Finally, Executive understands that this Section 10 does not apply with respect to disputes relating to the operation of and the enforcement of Sections 5, 6 and 7 hereof.

(d)           Either party may initiate an arbitration proceeding by delivery of written notice to the other party hereto. Resolution of such dispute shall be resolved by a majority vote of a panel of three arbitrators. Within 30 days after giving or receiving a demand for arbitration, Employer and Executive shall each select one arbitrator. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The arbitrators chosen by Employer and Executive shall, by mutual consent, select the third arbitrator. Except as otherwise agreed upon by the Parties, the arbitration shall convene in Orange, California.

(e)           The decision of the arbitrators shall be in writing and presented in separate findings of fact and law. The award of the arbitrators shall be final and binding on the parties from which no appeal maybe taken and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

(f)           Prior to the appointment of the arbitrator, Employer or Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrators, the arbitrators shall have sole authority to grant such provisional remedies as the arbitrators, in their sole discretion, deem necessary or appropriate.

(g)           The arbitrators shall have the authority to award any relief permitted by relevant federal or state statute, including, without limitation, back wages, front wages, actual damages, compensatory damages, punitive damages, attorneys' fees, and costs associated with the arbitration proceeding. The arbitrators, in the award, may assess the fees and expenses of the arbitrators and of the arbitration proceeding and the witness and attorney's fees of the parties or any part thereof, against either Employer or Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrators in the award, Employer and Executive shall each bear their own costs in connection with the arbitration proceeding. Notwithstanding the foregoing, Employer shall bear 100% of the aggregate fees and expenses of the arbitrators.

(h)           Executive and Employer acknowledge and agree that a party making a claim pursuant to or arising under this Section must give written notice of such claim within one (1) year of the occurrence of the event or conduct giving rise to the claim. Failure to give notice of any claim within one (1) year shall constitute a waiver of the claim, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(i)           Except with respect to claims described in Section 10(c), Executive and Employer acknowledge and agree that the arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Such arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes, and are authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply to the arbitration proceeding.

11           Change in Control.. Upon a Change in Control, Employer shall pay to Executive a cash lump sum payment equal to 299% of his Base Amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Change in Control Payment"); provided, however, if the Change in Control Payment to Executive would cause the Employer to contravene any law, regulation or policy applicable to the Employer, the Employer and Executive agree that such Change in Control Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Change in Control Payment shall be made from time to time at the earliest time permitted by law, regulation and policy. For purposes of this Agreement, "Change in Control" means:

(a)           a change in the ownership of the capital stock of the Employer or the Company, whereby a corporation, person, or group acting in concert (other than the current members of the boards of directors of the Company or the Employer or any of their descendants, the Company, the Employer, or any savings, pension or other benefit plan for the benefit of the Executives of the Company or the Employer or subsidiaries thereof)(a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or the Employer which constitutes fifty percent (50%) or more of the combined voting power of the Company's or the Employer's then outstanding capital stock entitled to vote generally in the election of directors;

(b)           the persons who were members of the board of directors of Employer immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the board of directors of Employer, as applicable;

(c)           the consummation by the board of directors of Employer of a merger, consolidation or reorganization plan involving Employer in which Employer, as applicable, is not the surviving entity, or a sale of all or substantially all of the assets of Employer. For purposes of this Agreement, a sale of all or substantially all of the assets of Employer shall be deemed to occur if any Person acquires (or during the I2-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of Employer, as applicable, that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of Employer immediately prior to such acquisition or acquisitions;

(d)           a tender offer or exchange offer is made by any Person which is successfully completed and results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of Employers' outstanding shares of common stock or shares of capital stock having fifty percent (50%) or more of the combined voting power of Employers' then outstanding capital stock (other than an offer made by the Company or the Employer), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power;

(e)           a dissolution or liquidation of Employer; or

(f)           any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (a) - (f);

provided however that, a shareholder or shareholders may make the following transfers and such transfers shall be deemed not to be a Change in Control: (i) to any trust described in section 136I (c)(2) of the Code and that is created solely for the benefit of any shareholder or any spouse or lineal descendant of any shareholder; (ii) to any individual by bona fide gift; (iii) to any spouse or former spouse pursuant to the terms of a decree of divorce; or (iv) to any officer or Executive of Employer pursuant to any stock option plan established by the shareholders of Employer.

12           Notices. All notices, requests, consents and other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows: (i) if to Executive: Michael Stephen Hahn, 2905 Penedes, San Clemente, CA, 92028; (ii) if to Employer: Pacific Coast National Employer; and (iii) if to Company: Pacific Coast National Bancorp. Any Party hereto may designate a different address by providing written notice of such new address to the other Parties. Date of service of such notice shall be :(i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of a successful transmission); (ii) three business days after the date of mailing if sent by certified or registered mail; or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

13.           Severability. The Parties acknowledge that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, Executive and Employer acknowledge that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

14.           Complete Agreement; Modification. The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with Employer, Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. The provisions hereof may not be altered, amended, modified, waived, or discharged in any way whatsoever, except by written agreement executed by Executive and Employer. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

15.           Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of California, without giving effect to provision thereof regarding conflict of laws.

16.           Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Prior Agreements. Executive represents that his service as an Executive of Employer will not violate any agreement: (i) he has made that prohibits him from disclosing any information he acquired prior to his becoming employed by Employer; or (ii) he had made that prohibits him from accepting employment with Employer or that will interfere with his compliance with the terms of this Agreement. Executive further represents that he has not previously, and will not in the future, disclose to Employer any proprietary information or trade secrets belonging to any previous employer. Executive acknowledges that Employer has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

18.           Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and Employer relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

19.           Restrictions Upon Funding. Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Employer in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, Employer intends this Agreement to be an unfunded, unsecured promise to pay on the part of Employer. For purposes of Executive Retirement Income Security Act of 1974, as amended ("ERISA"), the Employer intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated Executive of Employer for the purpose of qualifying this Agreement for the "top hat" plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of Employer. If Employer elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist Employer by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

20.           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word "or" is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

[Signature Page Follows]

[Signature Page to Employment Agreement]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, to be effective as of the Effective Date.

EXECUTIVE:		/s/ Michael Stephen Hahn
Michael Stephen Hahn, President/CEO

EMPLOYER:		PACIFIC COAST NATIONAL BANCORP

	By:	/s/ Denis Morgan
Denis Morgan, Compensation Chairman

	By:	/s/ Denny Lindeman
Denny Lindeman, Chairman of the Board

PACIFIC COAST NATIONAL BANK

	By:	/s/ Denis Morgan
Denis Morgan, Director

	By:	/s/ Dennis Lindeman
Dennis Lindeman, Chairman of the Board